UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/10/2008

American Technology Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24248

Delaware	87-0361799
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

15378 Avenue of Science, Ste 100,
San Diego, California 92128
(Address of principal executive offices, including zip code)

858-676-1112
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 10, 2008, Norman Carmichael, 42, was appointed Vice President, Operations of American Technology Corporation (the "Company") and an Officer of the Company. Mr. Carmichael has been with the Company for four of the last five years, most recently serving as the Company's Director of Operations. Between his current and prior employment with the Company, Mr. Carmichael was the Director of Supply Chain Management for Continuous Computing Corporation. Prior to initially joining the Company, Mr. Carmichael was the Director of Materials for Copper Mountain Networks.

In connection with his promotion, Mr. Carmichael's annual salary will be increased to $154,000. He is also entitled to participate in the Company's incentive bonus plan and to receive all rights and benefits for which he is eligible under the Company's standard benefits and compensation plans. His employment with the Company is at-will.

There are no family relationships between Mr. Carmichael and any director or executive officer of the Company which would require disclosure under Item 401(d) of Regulation S-K. Other than with respect to his employment with the Company, there are no transactions between Mr. Carmichael or any of his immediate family members and the Company or any of its subsidiaries which would require disclosure under Item 404(a) of Regulation S-K.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Technology Corporation

Date: October 15, 2008	By:	/s/ Thomas R. Brown
Thomas R. Brown
Chief Executive Officer